Exhibit 10.2

(Cash – US)

News Corporation 2005 Long-Term Incentive Plan

PERFORMANCE STOCK UNIT AWARD AGREEMENT

For the FY[—] – FY[—] Performance Cycle

Participant: Title: Business Unit: Address:

News Corporation, a Delaware corporation, and its subsidiaries (collectively, “News Corp”), hereby awards cash settled performance stock units (“PSUs”) relating to shares of its Class A Common Stock, par value $0.01 per share (the “NWSA Shares”), to the individual named above as the Participant. The terms and conditions of this PSU award are set forth in this PSU Award Agreement (the “PSU Award Agreement”) and in the News Corporation 2005 Long-Term Incentive Plan, as amended, (the “News Corp LTIP”).

PSU Personal Participation Schedule

Date of Award:	[—]

Performance Period:	[—]

Business Group:	[—]

Vesting Date:	[—]

Participant’s User ID #:	[—]

Target PSUs Awarded:	[—], which was calculated as follows a) Your target payout, [—]% of your eligible salary as of [—], divided by b) The average NWSA closing price for the 20 trading days before [—], which was $[—].

Actual Cash Value of NWSA Shares Awarded:	The actual cash value of NWSA Shares awarded shall be between [—]% and [—]% of the Target PSUs Awarded, as determined by the Compensation Committee of the News Corp Board of Directors or its designees (the “Committee”), based on the achievement of the Performance Objectives (herein defined).

The terms of the News Corp LTIP are incorporated herein by reference. All capitalized terms that are not defined in this PSU Award Agreement have the meaning set forth in the News Corp LTIP. By accepting this award of PSUs, you agree to all of the terms and conditions described in this PSU Award Agreement and in the News Corp LTIP, a copy of which is attached to this PSU Award Agreement. You acknowledge that you have carefully reviewed the News Corp LTIP and agree that the terms of the News Corp LTIP will control in the case of any conflict between this PSU Award Agreement and the News Corp LTIP.

NEWS CORPORATION

Chase Carey

Deputy Chairman, President and Chief Operating Officer

Award of Performance Stock Units

News Corp hereby awards you the target number of PSUs set forth in the PSU Personal Participation Schedule, included herewith and forming part of this agreement.

Subject to the terms and conditions set forth below, PSUs represent the potential to receive, at the end of the applicable performance period, the cash value of a number of NWSA Shares (the “PSU Program”).

The cash value of NWSA Shares that you receive, if any, will be fully vested and immediately payable to you.

Conversion of Performance Stock Units

Your PSUs will convert to the cash value of NWSA Shares on [—] after the end of the three-year performance period ending [—] (the “Performance Period”) with the cash value of NWSA Shares to be received, if any, determined by comparing News Corp’s actual results with objectives set for the News Corp Named Executive Officer PSU Program (based on News Corp’s audited consolidated financial statements for the Performance Period) (the “Performance Objectives”).

The percentage to which each of the Performance Objectives has been achieved corresponds to a payout multiplier. The overall payout multiplier for the Performance Objectives will be based on that used to determine awards for the News Corp Named Executive Officer PSU Program for the Performance Period.

The payout multipliers for each of the Performance Objectives are then averaged (using pre-set weightings for each) to create one overall payout multiplier, which is subject to an overall cap of [—]%. The overall payout multiplier is then multiplied by the target number of PSUs to determine the corresponding number of NWSA Shares for which you will be entitled to receive the cash value.

The Committee has set the Performance Objectives and the Committee, and the management of the respective business groups, as appropriate, will determine the achievement of the Performance Objectives based on the actual results at the end of the Performance Period, and calculate the overall payout multiplier and the conversion of the PSUs into the cash value of NWSA Shares.

In all events, the Committee’s determination(s) will be binding.

As soon as is reasonably practicable following [—], the cash value of NWSA Shares payable with respect to the vested PSUs will be paid to you. Upon settlement, your PSUs shall be extinguished and such PSUs will no longer be considered to be held by you for any purpose.

Withholding Taxes	You agree, as a condition of this award of PSUs, that any applicable Federal, state, local or foreign tax or withholding payment that may be due as a result of vesting and/or payment of your PSUs shall be satisfied by News Corp or any Affiliate, as the case may be, withholding such amounts from cash that would otherwise be paid to you under this PSU award.

Employment with News Corp

Your eligibility to receive the cash value of NWSA Shares is subject to the condition that you remain employed by News Corp from the date hereof through [—], subject to the terms of your PSU Award Agreement and with the exceptions set forth below.

Subject to the exceptions set forth below, in the event your employment is terminated for any reason during [—], you shall forfeit your PSU award and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your PSU Award Agreement.

In the event of a qualifying retirement or a qualifying disability, and if you were employed beyond the last day of the first fiscal year of the applicable Performance Period, you will receive the cash value of NWSA Shares on [—] after the end of the relevant Performance Period based on the overall payout multiplier for the Performance Objectives.

In the event of your death, and if you were employed beyond the last day of the first fiscal year of the applicable Performance Period, your estate will receive the cash value of NWSA Shares as soon as practicable, based on the projected performance for the Performance Objectives (at the determination of News Corp) for all PSU Program cycles with less than one year remaining in the Performance Period, and based on target level performance otherwise.

In the event that your employment during the Performance Period transfers from one business group, including corporate groups, which participates in the News Corp PSU Program to another business group that also participates in the News Corp PSU Program, you will remain eligible to receive payment under your PSU Award Agreement. In such case, the overall payout multiplier will be based on the weighted average payout multipliers for each relevant business group, weighted for the time spent employed within each business group during the Performance Period.

If your business entity is merged with another entity within News Corp or is sold outside of News Corp, the Committee may, in its sole discretion, make such adjustments to your PSU award as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all PSU awards in the same manner.

Leaves of Absence

For purposes of this PSU Award Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by News Corp or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the News Corp LTIP.

Adjustments to Business Group and News Corp Actual Results

At the end of or during the Performance Period, as applicable, actual results for business groups and News Corp may be adjusted at the sole discretion of the Committee as it deems appropriate to:

•   Exclude the effect of extraordinary, unusual and/or non-recurring items, discontinued operations, significant acquisitions, and accounting charges or policy changes; and

•   Reflect such other facts as the Committee deems appropriate so as to reflect the performance of the business group and not distort the calculation of the PSU award.

Similar adjustments may instead be made to the Performance Objectives and payout multipliers for the same reasons set out here.

All such determinations of the Committee shall be conclusive and binding on all persons for all purposes.

No Vested Right In Future Awards

Participant acknowledges and agrees (by receiving this PSU Award Agreement) that the eligibility to receive PSUs under this PSU Award Agreement is made on a fully discretionary basis by the Committee and that this PSU Award Agreement does not lead to a vested right to receive any cash value of NWSA Shares, any additional PSUs or other equity incentive awards in the future.

Further, the PSU award set forth in this PSU Award Agreement constitutes a non-recurring benefit and the terms of this PSU Award Agreement are only applicable to the PSU award distributed pursuant to this PSU Award Agreement.

Employment Agreements	This PSU Award Agreement shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement with News Corp and, if there is any conflict between the terms of such employment agreement and the terms hereof, the employment agreement shall control.

Confidentiality	You acknowledge that you have read and understand News Corp’s policies on confidentiality as set forth in the News Corporation Standards of Business Conduct and the News Corporation Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with News Corp and any time after your employment with News Corp is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your PSU award.

Retention and Other Rights

This PSU Award Agreement does not give you the right to be retained or employed by News Corp or any Affiliate in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with News Corp or any Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to this PSU award as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights	You, your estate or heirs, do not have and will not have, any of the rights of a stockholder of News Corp with respect to the PSUs granted to you pursuant to this PSU Award Agreement.

PSU Award Transferability	Your PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your PSUs be made subject to execution, attachment or similar process.

Applicable Law and Forum

This PSU Award Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this PSU Award Agreement to the substantive law of another jurisdiction.

By accepting this PSU award, you expressly consent to the exclusive jurisdiction of the federal or state courts serving New York, New York for all lawsuits and actions arising out of or relating to this PSU Award Agreement, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

Severability	In the event that any provision of this PSU Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this PSU Award Agreement, and this PSU Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy

News Corp may collect, hold, use and process personal data about you in order to administer the News Corp LTIP. Such data includes, but is not limited to, the information provided in this PSU Award Agreement and any changes thereto, other appropriate personal and financial data about you, such as your tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by News Corp to facilitate the administration of the News Corp LTIP.

By accepting this PSU award, you freely give unambiguous consent to News Corp to collect, hold, use and process any such personal data for the purpose of administering the News Corp LTIP. You also freely give unambiguous consent to News Corp and other outside persons or entities designated by News Corp to transfer any such personal data within and outside the country in which you work or are employed, including, with respect to non-United States resident participants, to the United States, a jurisdiction that may not offer data protections considered adequate in your home country, in order to administer the News Corp LTIP. Such personal data shall be treated consistent with the data privacy policies of News Corp.

Consent to Electronic Delivery	News Corp may choose to deliver certain statutory materials relating to the News Corp LTIP in electronic form. By accepting this PSU award, you agree that News Corp may deliver the News Corp LTIP, the News Corp LTIP prospectus and News Corp’s annual report to you in an electronic format. If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, News Corp would be pleased to provide paper copies. Please contact News Corporation Equity Plan Administration, 1211 Avenue of the Americas, New York, NY 10036 Attn: Equity Plan Administration or send an email to EquityPlansGroup@newscorp.com to request paper copies of these documents.

News Corp LTIP Materials	Copies of the News Corp LTIP, the News Corp LTIP prospectus and Annual Report are available on the News Corp LTIP EquityNet intranet website at https://EquityNet.newscorp.com.